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                                                                 Exhibit 2.k.(v)

                                                  S&C Draft of February 16, 1999


                             FUND EXPENSE AGREEMENT

                  FUND EXPENSE AGREEMENT, dated as of February 17, 1999, among Goldman, Sachs & Co. ("Goldman Sachs"), The Chase Manhattan Bank (the "Service Provider"), for itself in its capacities as administrator, custodian and collateral agent and for its affiliate, ChaseMellon Shareholder Services, L.L.C. in its capacity as Paying Agent for Estee Lauder Automatic Common Exchange Security Trust II (the "Trust"), and the Trust.

                  WHEREAS the Trust is a trust formed under the laws of the State of New York pursuant to a Trust Agreement, as amended and restated as of February 17, 1999 (the "Trust Agreement"); and

                  WHEREAS, Goldman Sachs desires to make provisions for the payment of certain initial and on-going expenses of the Trust;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

                  1. Definitions. (a) Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Trust Agreement.

                  (b) The following terms shall have the following meanings:

                  "Additional Expense" means the Ordinary Expense the incurring of which will require the Service Provider to provide the Additional Expense Notice pursuant to Section 3(a) hereof and any Ordinary Expense incurred thereafter.

                  "Additional Expense Notice" means the notice required to be given by the Service Provider to Goldman Sachs pursuant to Section 3(a)(i) hereof.

                  "First Time of Delivery" shall have the meaning ascribed thereto in the Underwriting Agreement.



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                  "Ordinary Expense" of the Trust means any expense of the Trust other than any expense of the Trust arising under Section 6.6 of the Administration Agreement, Section 15 of the Custodian Agreement, Section 5.4(b) of the Paying Agent Agreement, or Section 7.6 of the Trust Agreement.

                  "Up-front Fee Amount" means the amount set forth as such on
Schedule I hereto payable as a one-time payment to the Service Provider in respect of its services, as Administrator, Custodian and Collateral Agent, and those of ChaseMellon Shareholder Services, L.L.C., as Paying Agent, for the entire term of the Trust.

                  "Up-front Expense Amount" means the amount set forth as such on Schedule I hereto payable as a one-time payment to the Service Provider in respect of Ordinary Expenses anticipated to be incurred by the Administrator on behalf of the Trust, pursuant to the Administration Agreement, during the term of the Trust.

                  2. Agreement to Pay Up-front Fees and Expenses. Goldman Sachs agrees to pay or cause to be paid to the Service Provider in Federal (same day) funds at the First Time of Delivery the Up-front Fee Amount and the Up-front Expense Amount.

                  3. Agreement to Pay Additional Expenses. (a) Prior to incurring any Ordinary Expense on behalf of the Trust that, together with all prior Ordinary Expenses incurred by the Administrator on behalf of the Trust, would cause the aggregate amount of Ordinary Expenses of the Trust to exceed the Up-front Expense Amount, the Administrator shall provide to Goldman Sachs (i) prompt written notice to the effect that the aggregate amount of Ordinary Expenses of the Trust will exceed the Up-front Expense Amount, and (ii) an accounting, in such detail as shall be reasonably acceptable to Goldman Sachs, of all Ordinary Expenses incurred on behalf of the Trust through the date of the Additional Expense Notice.

                  (b) From and after the date of the Additional Expense Notice, the Service Provider agrees that it will not, without the prior written consent of Goldman Sachs, incur on behalf of the Trust (i) any single expense in excess of $1,000 or (ii) in any calendar period, expenses aggregating in excess of $3,000. Subject to the foregoing,



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the Service Provider shall give notice to Goldman Sachs in writing promptly following the incurring of any Additional Expense. Such notice shall be accompanied by any demand, bill, invoice or other similar document in respect of such Additional Expense.

                  (c) Subject to the first sentence of paragraph (b) of this
Section 3, Goldman Sachs, agrees to pay to the Service Provider from time to time the amount of any Additional Expense. Payment by Goldman Sachs of any Additional Expense shall be made in New York Clearing House funds by the later of (i) five Business Days after the receipt by Goldman Sachs from the Service Provider of notice of the incurring thereof or (ii) the due date for the payment of such Additional Expense.

                  (d) Goldman Sachs may contest in good faith the reasonableness of any Additional Expense and the parties shall attempt to resolve amicably the disagreement; provided that if the parties cannot resolve the dispute by the due date hereunder with respect to such Additional Expense, subject to the first sentence of paragraph (b) of this Section 3, Goldman Sachs shall pay the amount of such Additional Expense subject to later adjustment and credit if such dispute is resolved in favor of Goldman Sachs.

                  4. Condition to Payment. Goldman Sachs' obligations under paragraphs 2 and 3 hereof shall be subject to the condition that the Securities shall have been issued and paid for at the First Time of Delivery.

                  5. Trust Termination; Refund of Unused Expense Funds. If at the termination of the Trust in accordance with Section 8.3 of the Trust Agreement the aggregate amount of Ordinary Expenses incurred by the Service Provider on behalf of the Trust through the date of termination shall be less than the Up-front Expense Amount, the Service Provider shall, promptly following the date of such termination, pay to Goldman Sachs in New York Clearing House funds the amount of such excess.

                  6. Termination of Administration Agreement. In the event of the termination of the Administration Agreement in accordance with Section 4.1 thereof, the Service Provider shall promptly pay to Goldman Sachs the portion of its Up- front Fee Amount ratable for the period from the date of the



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termination of the Administration Agreement to the Exchange Date together with any unexpended portion of the Up-front Expense Amount.

                  7. Statements and Reports. The Service Provider shall collect and safekeep all demands, bills, invoices or other written communications received from third parties in connection with any Ordinary Expenses and Additional Expenses and shall prepare and maintain adequate books and records showing all receipts and disbursements of funds in connection therewith. Goldman Sachs shall have the right to inspect and to copy, at its expense, all such documents, books and records at all reasonable times and from time to time during the term of this Agreement.

                  8. Reimbursement from Excess Funds. In consideration of the agreements of Goldman Sachs in this Agreement, the Trust agrees that it shall reimburse Goldman Sachs for any payments made hereunder by paying over to Goldman Sachs, prior to the termination of the Trust, any funds held by the Trust after satisfaction in full of the obligation of the Trust to pay distributions in respect of the Securities, the obligation of the Trust to distribute cash and Common Stock to the holders of the Securities of the Trust on the Exchange Date, and satisfaction or provision for all other obligations and liabilities of the Trust, whether present or future, contingent or otherwise, as principal or surety or otherwise.

                  9. Term of Contract. This Agreement shall continue in effect until the termination of the Trust in accordance with Section 8.3 of the Trust Agreement.

                  10. No Assignment. No party to this Agreement may assign its rights or delegate its duties hereunder without the prior written consent of the other party.

                  11. Amendments. The Service Provider agrees that it will not consent to any amendment of the Administration Agreement, the Custodian Agreement or the Collateral Agreement without the prior written consent of Goldman

Sachs.

                  12. Payment to ChaseMellon Shareholder Services, L.L.C. The Service Provider agrees that it shall pay over to ChaseMellon Shareholder Services, L.L.C. that portion of



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the payments made to the Service Provider hereunder that is due and payable to
ChaseMellon Shareholder Services, L.L.C. in connection with its role as Paying Agent for the Trust.

                  13. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the matters contained herein and supersedes all prior agreements or understandings. No amendment or modification of this Agreement shall be valid unless the amendment or modification is in writing and is signed by all the parties to this Agreement.

                  14. Notices. All notices, demands, reports, statements, approvals or consents given by any party under this Agreement shall be in writing and shall be delivered in person or by telecopy or other facsimile communication or sent by first-class U.S. mail, registered or certified, postage prepaid, to the appropriate party at its address on the signature pages hereof or at such other address subsequently notified to the other parties hereto. Any party may change its address for purposes hereof by delivering a written notice of the change to the other parties. All notices given under this Agreement shall be deemed received (a) in the case of hand delivery, on the day of delivery, (b) in the case of telecopy or other facsimile communication, on the day of transmission, and (c) in the case of mailing, on the third day after such notice was deposited in the mail.

                  15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                   16. Governing Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York.

                   17. Counterparts. This Agreement may be signed in counterparts with all of such counterparts constituting one and the same instrument.



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                  IN WITNESS WHEREOF, the parties have caused this Fund Expense
Agreement to be executed by their authorized representatives the date first above written.

                                         GOLDMAN, SACHS & CO.




                                         By ___________________________________

                                         Address:    85 Broad Street,
                                                     New York, New York  10004

                                         ESTEE LAUDER AUTOMATIC COMMON
                                         EXCHANGE SECURITY TRUST II


                                         ______________________________________
                                         Name:       William R. Latham III
                                                       as Trustee


                                         ______________________________________
                                         Address:    Department of Economics
                                                     University of Delaware
                                                     Newark, Delaware  19716


                                         ______________________________________
                                         Name:       James B. O'Neill
                                                       as Trustee

                                         Address:    Center for Economic
                                                       Education and
                                                       Entrepreneurship
                                                     University of Delaware
                                                     Newark, Delaware  19716



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                                         ______________________________________
                                         Name:       Donald J. Puglisi
                                                       as Trustee

                                         Address:    Department of Finance
                                                     University of Delaware
                                                     Newark, Delaware  19716



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                                         THE CHASE MANHATTAN BANK

                                         By____________________________________
                                         Name:

                                         Title:

                                         Address:    450 West 33rd Street
                                                     New York, NY 10001



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                                   SCHEDULE I

Up-front Fee Amount:                                      $230,000

Up-front Expense Amount:

Trustees Fees                                             $ 36,000

Wall Street Concepts Fees                                 $  3,000

Accounting Fees                                           $ 96,500

Other                                                     $ 15,000
                                                          --------

Total Up-front Expense Amount                             $150,500
                                                          ========



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